UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 30, 2011

Thomas Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22010	72-0843540
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5221 N. O’Connor Blvd., Suite 500 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (972) 869-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On March 30, 2011, Thomas Group, Inc. (the “Company”) entered into a Confidential Compromise Settlement Agreement and Release (the “Settlement Agreement”) with Earle Steinberg (“Mr. Steinberg”), the former Chief Executive Officer and President of the Company.  The Settlement Agreement provides for the settlement and dismissal, with prejudice, of the lawsuit filed by Mr. Steinberg in May 2010 claiming that the Company breached Mr. Steinberg’s  employment agreement following Mr. Steinberg’s removal from office in December 2009, a claim which the Company denied.

At December 31, 2010, the Company had expensed approximately $207,000 potentially due under Mr. Steinberg’s employment agreement as well as approximately $36,000 in legal fees related to this matter. The Company incurred additional legal expense of approximately $15,000 in the quarter ended March 31, 2011. Additional legal fees on behalf of the Company’s defense were covered by insurance.

The final settlement pursuant to the Settlement Agreement resulted in Other Income during the quarter ended March 31, 2011 of approximately $145,000. Total net costs to the Company were approximately $113,000 for legal expenses and settlement costs relating to Mr. Steinberg’s claim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS GROUP, INC.

Date: April 1, 2011	By:	/s/ Frank W. Tilley
Frank W. Tilley
Chief Financial Officer